Exhibit 99               Additional Exhibit: Requirements for Arthur Andersen LLP Auditing Clients.

                                                                                                                                March 27, 2002

To the Commissioner

U.S. Securities and Exchange Commission

Washington, D.C. 20549

                Pursuant to the Temporary Final Rule and Final Rule: Requirements for Arthur Andersen LLP Auditing Clients effective March 18, 2002 we have obtained representations from Arthur Andersen LLP. As of March 15, 2002, Arthur Andersen represented to us that their audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen was not relevant to the audit.

Respectfully submitted,

Kaye A. Simmons
Treasurer

110 Thomas Johnson Drive

P.O. Box 518

Frederick, MD  21705

(301) 694-4000